Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS

MOUNT AIRY, N.C., October 17, 2019 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its fourth quarter and fiscal year ended September 28, 2019.

Fourth Quarter 2019 Results

Despite ongoing growth in the Company’s construction end-markets, Insteel’s results for the fourth quarter of fiscal 2019 continued to be unfavorably impacted by increasing low-priced import competition. The Company incurred a net loss of $1.8 million, or $0.09 per share, compared with net earnings of $9.4 million, or $0.49 per share, in the same period a year ago.

Net sales decreased 6.6% to $113.4 million from $121.4 million in the prior year quarter driven by a 12.8% decrease in average selling prices that offset a 7.2% increase in shipments. On a sequential basis, shipments decreased 4.0% from the third quarter of fiscal 2019 while average selling prices decreased 6.5%.

Shipments for the current year quarter were adversely impacted by escalating volumes of low-priced imports, which have surged following the imposition of tariffs on imports of upstream steel products, including the Company’s raw materials, under Section 232 of the Trade Expansion Act of 1962. Foreign competitors have responded by shifting production to downstream products such as PC strand and standard welded wire reinforcement in order to circumvent the tariffs and further their penetration of the U.S. market. Gross margin narrowed to 3.4% from 16.1% in the prior year quarter due to lower spreads between selling prices and raw material costs largely driven by the increased import competition.

The income tax provision for the prior year quarter includes a $0.4 million, or $0.02 per share, adjustment to reduce the estimated deferred tax gain related to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act. Excluding the deferred tax adjustment in the prior year quarter, Insteel’s effective tax rate decreased to 13.1% from 19.3% a year ago.

Cash flow from operations increased to $32.5 million from $4.1 million in the prior year quarter due to a $31.4 million decrease in working capital driven by reductions in inventories and receivables.

Fiscal 2019 Results

Net earnings for fiscal 2019 decreased to $5.6 million, or $0.29 per share, from $36.3 million, or $1.88 per diluted share, in the prior year. Net sales increased 0.6% to $455.7 million from $453.2 million in the prior year driven by an 8.2% increase in average selling prices that offset a 7.1% decrease in shipments. Gross margin narrowed to 6.6% from 15.6% due to the lower spreads and, to a lesser extent, higher manufacturing costs and the reduction in shipments.

Other income for fiscal 2019 includes a $1.1 million gain from insurance proceeds and a $0.5 million gain on the disposition of property, plant and equipment, which, in the aggregate, increased net earnings per share by $0.06. The income tax provision for fiscal 2018 reflects a $3.3 million, or $0.17 per share, deferred

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM

tax gain related to the impact of the new tax law. Excluding the deferred tax gain in the prior year, Insteel’s effective tax rate increased to 24.9% from 22.7% a year ago.

Cash flow from operations in fiscal 2019 decreased to $6.6 million from $54.0 million in the prior year due to the lower earnings and a $12.0 million increase in working capital driven by a reduction in accounts payable and accrued expenses.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2019 decreased to $10.5 million from $18.4 million in the prior year and are expected to total up to $17.0 million in 2020 primarily focused on cost and productivity improvement initiatives in addition to recurring maintenance requirements.

Insteel ended the year debt-free with $38.2 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into fiscal 2020, we expect the continuation of favorable conditions in our construction end-markets,” commented H.O. Woltz III, Insteel’s president and CEO. “Public construction, particularly for roads and bridges, should remain strong driven by increased state and local spending together with FAST Act and supplementary funding. The latest third-party forecasts for our other primary demand driver, nonresidential construction, reflect continued growth supported by the ongoing economic expansion.

The import-related headwinds, however, are expected to persist in our PC strand and standard welded reinforcement markets as foreign competitors continue to gain market share by underpricing domestic producers. We believe the Administration is aware of the adverse impact of the surge in foreign finished products on our industry and are advocating for action that addresses these unfavorable trends.”

Mr. Woltz concluded, “We’re making additional investments in our sales and engineering infrastructure to accelerate the growth of our cast-in-place business and leverage our engineered structural mesh (“ESM”) manufacturing capabilities, which are unmatched in the industry. Our ESM product offering creates value for contractors by reducing the installation labor and material requirement for a project and compressing the construction timeline. We expect to make considerable progress in furthering our penetration of the rebar market during the coming year.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount

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Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 29, 2018.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 29, 2018 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share amounts)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Net sales	$113,403	$121,371	$455,713	$453,217
Cost of sales	109,575	101,827	425,652	382,410
Gross profit	3,828	19,544	30,061	70,807
Selling, general and administrative expense	5,898	7,525	24,504	28,304
Other expense (income), net	50	121	(1,773)	274
Interest expense	31	40	168	114
Interest income	(117)	(236)	(293)	(515)
Earnings (loss) before income taxes	(2,034)	12,094	7,455	42,630
Income taxes	(267)	2,686	1,857	6,364
Net earnings (loss)	$(1,767)	$9,408	$5,598	$36,266

Net earnings (loss) per share:
Basic	$(0.09)	$0.49	$0.29	$1.90
Diluted	(0.09)	0.49	0.29	1.88

Weighted average shares outstanding:
Basic	19,256	19,154	19,243	19,079
Diluted	19,256	19,353	19,340	19,277

Cash dividends declared per share	$0.03	$0.03	$0.12	$1.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 28,	June 29,	September 29,
	2019	2019	2018
Assets
Current assets:
Cash and cash equivalents	$38,181	$7,449	$43,941
Accounts receivable, net	44,182	50,743	51,484
Inventories	70,851	104,624	94,157
Other current assets	7,370	6,911	5,895
Total current assets	160,584	169,727	195,477
Property, plant and equipment, net	104,960	107,331	106,148
Intangibles, net	8,610	8,884	9,703
Goodwill	8,293	8,293	8,293
Other assets	10,562	10,560	9,913
Total assets	$293,009	$304,795	$329,534

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$21,595	$31,311	$60,059
Accrued expenses	6,818	6,396	11,929
Total current liabilities	28,413	37,707	71,988
Long-term debt	-	-	-
Other liabilities	18,579	18,764	15,881
Shareholders' equity:
Common stock	19,261	19,252	19,223
Additional paid-in capital	74,632	73,849	72,852
Retained earnings	154,372	156,717	151,084
Accumulated other comprehensive loss	(2,248)	(1,494)	(1,494)
Total shareholders' equity	246,017	248,324	241,665
Total liabilities and shareholders' equity	$293,009	$304,795	$329,534

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net earnings (loss)	$(1,767)	$9,408	$5,598	$36,266
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	3,469	3,240	13,553	12,818
Amortization of capitalized financing costs	17	17	65	65
Stock-based compensation expense	856	837	2,057	2,078
Deferred income taxes	(395)	(486)	1,798	(2,807)
Loss (gain) on sale and disposition of property, plant and equipment	72	111	(1,688)	381
Increase in cash surrender value of life insurance policies over premiums paid	-	(125)	(187)	(553)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	6,561	4,348	7,302	(11,200)
Inventories	33,773	(39,406)	23,306	(12,304)
Accounts payable and accrued expenses	(8,952)	25,223	(42,592)	28,234
Other changes	(1,104)	967	(2,604)	991
Total adjustments	34,297	(5,274)	1,010	17,703
Net cash provided by operating activities	32,530	4,134	6,608	53,969

Cash Flows From Investing Activities:
Capital expenditures	(1,132)	(5,968)	(10,512)	(18,449)
Increase in cash surrender value of life insurance policies	-	(64)	(322)	(355)
Proceeds from property insurance	-	-	1,192	-
Proceeds from surrender of life insurance policies	-	13	67	165
Proceeds from sale of property, plant and equipment	2	-	19	-
Acquisition of business	-	-	-	(3,300)
Net cash used for investing activities	(1,130)	(6,019)	(9,556)	(21,939)

Cash Flows From Financing Activities:
Proceeds from long-term debt	94	82	44,333	372
Principal payments on long-term debt	(94)	(82)	(44,333)	(372)
Cash dividends paid	(578)	(577)	(2,310)	(21,333)
Cash received from exercise of stock options	-	1,839	-	2,081
Payment of employee tax withholdings related to net share transactions	(64)	(668)	(239)	(942)
Financing costs	(26)	-	(263)	-
Net cash provided by (used for) financing activities	(668)	594	(2,812)	(20,194)

Net increase (decrease) in cash and cash equivalents	30,732	(1,291)	(5,760)	11,836
Cash and cash equivalents at beginning of period	7,449	45,232	43,941	32,105
Cash and cash equivalents at end of period	$38,181	$43,941	$38,181	$43,941

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$49	$-
Income taxes, net	(16)	4,224	1,743	7,777
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	377	967	377	967
Restricted stock units and stock options surrendered for withholding taxes payable	64	668	239	942

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